EXHIBIT 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Letter from Alan E. Baratz, Chief Executive Officer

Dear Fellow Employee:

Versata aspires to be more than just a good company—it aspires to be a great company. Our mission isn’t just about building innovative technology. It’s also about who we are as a company and as individuals, how our business is managed, and how we regard and work with customers, partners, governments, vendors, and communities.

The continuously evolving global business environment is demanding more from us as a company and as employees. Not only are we expected to deliver the best products and services, but also to conduct ourselves in the highest possible ethical manner and act responsibly in all of our interactions.

In all of our business activities, the way that we accomplish our work is as important as the work itself. It’s essential that we conduct ourselves at all times with integrity and in full compliance with the laws and regulations that govern our global business activities.

The Code of Business Conduct and Ethics is an extension of Versata’s values and reflects our commitment to ethical business practices and regulatory compliance and describes the principles and policies that guide our business activities. These are not in any way meant to replace our detailed policies; rather they should represent our principles in various important areas.

As a Versata employee, you are responsible for fully understanding and complying with the Code of Business Conduct and Ethics, applicable government regulations, and Versata’s policies and guidelines without exception.

We have ambitious business plans and an inspiring mission to guide us. This Code of Business Conduct and Ethics exists to provide you with the necessary information, education, and resources to help you make good, informed business decisions and to act on them with integrity. Doing so will help ensure that Versata will always be a great company with great people and great values.

Alan E. Baratz

Chief Executive Officer

TABLE OF CONTENTS

Introduction	1

Responsibilities	1
Employee Responsibility	1
Board and Management Responsibility and Accountability	1

Work Environment	1
Compliance with Laws, Rules and Regulations	1
Computer and Information Systems	1
Non-Discrimination, Harassment and Accommodation of the Disabled	1
Prohibited Substances Abuse	2

External and Internal Business Practices	2
Accounting Policies	2
Anti-Boycott and U.S. Sanctions Laws	2
Antitrust and Fair Competition Laws	2
Avoiding Reciprocal Dealings	2
Bribery	3
Business Amenities	3
Business Contacts with Competitors	3
Disclosure Policies and Controls	3
Export	3
Fair Dealings with Others	4
International Business Activities	4
Prohibitions	4
Regulation Fair Disclosure	4
Regulatory Investigations, Inspections, and Inquiries	4
Relationships with Government Employees	4

Conflicts of Interest	5
Insider Trading	5
Personal and Family Relationships	5
Personal, Financial or Business Interests	5

Protecting Assets and Proprietary Information	5
Confidential and Proprietary Information Belonging to the Company	5
Confidential and Proprietary Information Belonging to Others	6
Corporate Opportunities and the Use and Protection of Company Assets	6
Intellectual Property: Patents, Copyrights and Trademarks	6
Record Retention	7

Reporting of Code Violations	7
Penalties for Violations	7

i

INTRODUCTION

It is the policy of Versata, Inc. (the “Company”) to conduct our business in an ethical manner and in conformance with the laws and regulations of all the countries in which we do business. In order to maintain our reputation for high standards of business conduct, we expect all employees to observe the highest standards of honesty, integrity, and fairness in conducting the Company’s business. This Code of Business Conduct and Ethics (“Code”) sets the principles that constitute our way of doing business and serves as a guide to our directors, officers and employees. Our Code strives to deter wrongdoing and promote the following six objectives:

Honest and ethical conduct;

Avoidance of conflicts of interest;

Full, fair, accurate, timely and transparent disclosure;

Compliance with applicable government and self-regulatory organization laws, rules and regulations;

Prompt internal reporting of Code violations; and

Accountability for compliance with the Code.

RESPONSIBILITIES

Employee Responsibility

It is the responsibility of each employee to ask questions, seek guidance and express concerns regarding compliance with this Code. Every employee should be aware of and abide by the laws, regulations and Company policies governing Company business activities.

Board and Management Responsibility and Accountability

The Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and management at all levels of the Company are responsible for ensuring adherence to this Code, and are supported by various departments throughout the Company that handle many of issues outlined within this Code.

There shall be no amendment or modification of this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate. In case of any amendment or modification of this Code that applies to an officer or director of this Company, the amendment or modification shall be posted on the Company’s website within five days of the board vote or shall be otherwise disclosed as required by applicable laws or listing rules. Notice posted on the website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

Management is responsible for providing guidance and issuing procedures to help employees comply with this Code. They are responsible for informing employees about Company policies and ensuring they are followed and for assisting employees to resolve issues and for maintaining a constructive and open work environment.

WORK ENVIRONMENT

Compliance with Laws, Rules and Regulations

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in the Code. Where law does not govern a situation or where the law is unclear or conflicting, the employee should discuss the situation with their supervisor and management should seek advice from the Legal department. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

Computer and Information Systems

For business purposes, employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. The employee must obtain the permission of the IT Department to install any software on any Company computer or connect any personal laptop to the Company network. As with other equipment and assets of the Company, we are responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones and computer/e-mail, such equipment may only be used for business purposes. Officers and employees should not expect a right to privacy of their e-mail or Internet use. All e-mails or Internet use on Company equipment is subject to monitoring by the Company. For additional information, employees should refer to Versata’s Information Security and E-mail Policy.

Non-Discrimination, Harassment and Accommodation of the Disabled

Every employee has the right to a workplace that promotes equal employment opportunities and prohibits discriminatory practices, including all forms of harassment. Employees and candidates will be judged on the basis of their behavior and qualifications to perform their jobs without regard to race, gender, religion, disability, age, marital status, sexual orientation, political beliefs or any other characteristic protected by the applicable laws of the location where they are employed. Furthermore, the Company will make reasonable accommodations and provide access to facilities for disabled employees.

Prohibited Substances Abuse

The possession, use, manufacture, distribution or sale of illegal drugs, firearms, weapons or explosives, or the misuse of any of these prohibited substances, on Company premises or while on Company business is prohibited and will result in discipline, up to and including immediate termination. This includes driving a Company vehicle while under the influence of alcohol or an illegal or controlled substance. Any employee under the influence of illegal drugs, while on Company property or while on Company business is subject to disciplinary action, up to and including termination. The Company complies with all laws regarding controlled substances, including reporting illegal activity to law enforcement. Criminal convictions for drug possession or sale at any time may also result in immediate termination.

EXTERNAL AND INTERNAL BUSINESS PRACTICES

Accounting Policies

The Company and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of assets of the Company. All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. Directly or indirectly manipulating an audit, or destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation is expressly prohibited. The commission of, or participation in one of these prohibited activities or other illegal conduct will subject employees to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer, or employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement. Also, no Company officer or employee may omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports, or any other work which involves or relates to the filing of documents with the Securities and Exchange Commission (the “SEC”).

Anti-Boycott and U.S. Sanctions Laws

The Company must comply with anti-boycott laws, which prohibit it from participating, and require reporting to the authorities any request to participate in a boycott of a country or businesses within a country. If an employee were to receive such a request, it should be reported to an officer of the Company. For any inquiries regarding boycotts and sanction laws, employees should contact the Legal department.

Antitrust and Fair Competition Laws

Antitrust and fair competition laws are enacted in all jurisdictions to limit practices that are seen to impair the function of a free and open marketplace. A complete description of these laws is beyond the scope of this document, however they include: price fixing, bid rigging, allocation of markets and boycotting of certain suppliers or customers. No officer or employee of the Company, under any circumstance or in any context, may enter into any understanding or agreement with an actual or potential competitor which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. Employees having regular dealings with customers and suppliers should become familiar with the laws applying to these practices. Any questions regarding compliance with antitrust laws or employee responsibilities under this policy should be directed to the Legal Department. Any officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Avoiding Reciprocal Dealings

Seeking reciprocity is contrary to Company policy and may also be unlawful. Employees should not tell a prospective supplier that decisions to buy their goods or services are conditional on the supplier’s agreement to buy Company products or services. This does not mean that a Company customer cannot be a Company supplier or that the Company can never consider its other relationships with the supplier when it is evaluating the supplier. It simply means that the Company’s decision to buy goods and services from a supplier must be made independently from that supplier’s decision to buy the Company’s products and services.

Bribery

The Company strictly forbids any offering, promising or giving money, gifts, loans, rewards, favors of anything of value to any government official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If an employee receives any offer of money or gifts that is intended to influence a business decision, it should be reported to either a supervisor or the Legal Department immediately. The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

Business Amenities

With management approval, employees may give or accept customary business amenities, such as meals and entertainment, provided the expenses involved are kept at a reasonable level and are not prohibited by law or known customer business practice.

Business Contacts with Competitors

It is important to recognize when a Company an employee is dealing with, as a supplier or a customer, is also a Company competitor. Such relationships require extra care. It is inevitable that Company employees and competitors will, from time to time, meet, talk and attend the same industry or association meetings. Many of these contacts are perfectly acceptable as long as established procedures are followed. Acceptable contacts include: sales to other companies in our industry and purchases from them; approved participation in joint bids; and attendance at business shows, standards organizations and trade associations. But even these contacts require caution. If in doubt, the employee should seek advice from the Legal Department.

Disclosure Policies and Controls

The Company’s reputation is dependent upon our full, fair, accurate, timely and understandable disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures with the SEC must be transparent, accurate and timely. Any reports or information provided, on the Company’s behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many departments and disciplines. The Company must disclose to the SEC, current security holders and the investing public, information that is required and any additional information that may be necessary to ensure that the required disclosures are not misleading or inaccurate. The Company requires all employees to participate in the disclosure process which is overseen by the Disclosure Committee, the CEO, and the CFO. Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

Export

The Company is in a “high technology” industry. As a result, Company technology in the form of products, all technical data relating to the design, production and use of those products and services is subject to U.S. and foreign export control laws and regulations. That means that when Company products and technical data are exported, the Company must obtain an export authorization from the U.S. or appropriate foreign government.

Employees should be aware that their actions may have export implications. Export laws apply to: all international transactions, including international intercompany ones and ones where the recipient is a non-U.S. national inside the U.S.; transactions with customers, suppliers, and original equipment manufacturers; and any relationship where the Company will be involved with the export of commodities, technical data, software, technical assistance and similar support. Export laws cover more than just physical shipments. Internet and extranet transfers of technology; application development and delivery; e-business and e-services activities; travel outside the United States with Company products or technology; providing technical specifications and performance requirements to suppliers for procurement from non-U.S. sources; and the application of personal knowledge (technical assistance) abroad—all involve activities that are subject to U.S. and other country export requirements.

It is against the law to export without authorization or to facilitate the unauthorized export of Company technology. Penalties for failure to comply with export laws and regulations are severe and can result in fines, loss of export privileges and imprisonment. If an employee should have questions on export-related issues, they should consult with the Legal Department.

Fair Dealings with Others

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

International Business Activities

The Company acknowledges and respects the diverse cultures, customs, and business practices it encounters in the international marketplace. The Company will comply with both the applicable U.S. laws and regulations that govern its operations and local laws wherever it does business.

Prohibitions

In all contacts with competitors, employees should not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities—and, of course, any other proprietary or confidential information. Discussion of these subjects or collaboration on them with competitors can be illegal. Employees should disassociate themselves and the Company from participation in any possibly illegal activity with competitors and confine their communication to what is clearly legal and proper. Finally, report immediately to the Legal Department any incident involving a prohibited subject.

Regulation Fair Disclosure

Except for routine information requests, no one except the CEO, CFO, or an executive qualified by the CEO or the CFO shall speak with analysts or institutional investors. “Routine information requests” are inquiries from shareholders or others that can be responded to by referring the inquirer to already-public information, such as the Company’s SEC filings or press releases. Market professionals consist of broker-dealers, investment advisors, certain money managers, investment companies, and hedge funds. Should any employee make a non-intentional material selective disclosure, he/she must promptly notify the CFO or the Legal Department, and the Company must make prompt public disclosure of that information. Directors, officers and employees should refer to Versata’s Regulation Fair Disclosure Corporate Communication Policy for additional compliance information.

Regulatory Investigations, Inspections, and Inquiries

The Company will be direct, honest, and truthful in its discussions with regulatory agency representatives and government officials. During investigations, inspections, and inquiries all employees will cooperate by responding to appropriate requests for information.

Relationships with Government Employees

Acceptable practices in the commercial business environment, such as providing education, transportation, meals, entertainment or other things of value, may be entirely unacceptable, and may even violate certain federal, state, local or foreign laws and regulations when dealing with government employees or those who act on the government’s behalf. Therefore, employees must be aware of, and adhere to, the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where the employee conducts business. Employees should contact the Legal Department for guidance.

Employees must not give money or a gift to an official or an employee of a governmental entity if doing so could be reasonably construed as having any connection with the Company’s business relationship. U.S. and foreign laws often prohibit such actions: for example, the Foreign Corrupt Practices Act (FCPA), a U.S. law, makes it a crime to pay money or to give anything of value to a foreign official to assist the Company or another to obtain or retain business with the government, whether the improper payment or gift is made directly by a Company or indirectly through someone acting for the Company. Any proposed payment or gift to a foreign official, political party or candidate must have prior review by Company counsel, even if such payment is common in that country. Keep in mind that foreign officials, under the FCPA, can include executives and employees of government-owned corporations, universities, and other entities. Employees should always ask if they have some doubt regarding government ownership.

In countries where local customs call for giving gifts to customers or others on special occasions, employees may, with prior approval from management and legal counsel, present gifts that are lawful, appropriate, and of nominal value, provided the action cannot be seen as seeking special favor. Furthermore, certain legal or ethical restrictions may exist with respect to the hiring by the Company of current or former employees of the government or their family members. Employees should consult with Company management and counsel before any attempts, even preliminary discussions, are made to hire any such persons.

CONFLICTS OF INTEREST

The Company respects the privacy of every employee in the conduct of their personal affairs. However, all employees have a duty to ensure that their personal and financial interests do not conflict with, or appear to conflict with, their duties on behalf of the Company. Employees must be able to perform their duties and exercise their judgments on behalf of the Company without impairment by virtue of an outside or personal activity, interest or relationship. If employees have questions regarding whether their personal interests in a given situation could possibly conflict with their duties on behalf of the Company, please contact the Legal Department.

Insider Trading

Directors, officers and employees who are aware of material, non-public information from or about the Company (an “insider”) are not permitted, directly or through family members or other persons or entities to buy or sell securities of the Company or pass on, tip or disclose material or non-public information outside the Company including family and friends. Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time. All directors, officers and employees should refer to Versata’s Insider Trading Policy for additional information.

Personal and Family Relationships

The Company does not discourage relatives from working for the Company; however employees should not normally supervise or be in a position to influence the hiring, job responsibilities or performance assessments of a relative. When this situation arises, the Human Resources department should be notified and involved.

Personal, Financial or Business Interests

Employees may not use their position to derive or secure any personal, financial or other benefit for themselves, their relatives or associates. Employees may not use their position to influence the Company to do business with a friend or relative, or with a business in which the employee, friend or relative has an interest. In these events, the employee must disclose any potential conflict and withdraw from any participation in the selection of that business or business relationship. Employees should not directly or indirectly have significant financial interest in a competitor of the Company or any enterprise that has business relations with the Company. If an employee directly or indirectly enters into any activity or has or obtains an interest that appears to contravene with the Company, the employee must disclose the facts relating to the activity or the interest in writing to the Company’s Legal Counsel. The employee will be expected to take whatever action is deemed necessary by the Company to be appropriate to cure any contravention that is found to exist.

PROTECTING ASSETS AND PROPRIETARY INFORMATION

Confidential and Proprietary Information Belonging to the Company

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and its business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others. All employees, as a condition of employment, must sign the Company’s Proprietary Information and Inventions Agreement.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as the consequence of or through employment or association with the Company. This can include, but is not limited to, information regarding the Company’s business, products, processes and services. It can also include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet and business methods or practices.

The Company has exclusive property rights to all confidential and proprietary information regarding the Company or our business associates. The unauthorized disclosure of this information could destroy its value to the Company or give others an unfair advantage. Employees are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the director, officer, or employee or made available to employees prior or during the term of their association with the Company, including any copies thereof, unless otherwise agreed to in writing, belonging to the Company and shall be held by the employees in trust solely for the benefit of the Company and shall be delivered to the Company by employees on the termination of their association with the Company or at any other time the Company requests

Confidential and Proprietary Information Belonging to Others

Employees must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors, or customers, just as the Company protects their own confidential information. Directors, officers and employees should coordinate with the Legal Department to ensure appropriate agreements are in place prior to receiving any confidential third-party information. Any confidential information that employees may possess from an outside source, such as previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted if received via the Internet.

Corporate Opportunities and the Use and Protection of Company Assets

Employees are prohibited from taking for themselves, personally, opportunities that are discovered through the use of Company property, information or position; using Company property, information or position for personal gain; or competing with the Company. There is a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for business purposes. Company property should not be misused. Each employee should protect Company assets and ensure their efficient use and should only use Company assets for legitimate business purposes. Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization.

Intellectual Property: Patents, Copyrights and Trademarks

Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property conceived or developed during the course of employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of their employment and must render any and all aid and assistance, at our expense to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

Works of authorship including literary works such as books, articles, and computer programs; musical works, including any accompanying words; dramatic works, including any accompanying music; pantomimes and choreographic works; pictorial, graphic, and sculptural works; motion pictures and other audiovisual works; sound recordings; and architectural works are protected by United States and foreign copyright law as soon as they are reduced to a tangible medium perceptible by humans with or without the aid of a machine. A work does NOT have to bear a copyright notice in order to be protected and without the copyright owner’s permission, no one may make copies of the work, create derivative works, distribute the work, perform the work publicly, or display the work publicly. Copyright laws may protect items posted on a website. Unless a website grants permission to download the Internet content employees generally only have the legal right to view the content. If an employee does not have permission to download and distribute specific website content or is unclear as to the application of this Intellectual Property policy, the employee should contact the Legal Department.

Record Retention

The Company has detailed document retention policies to establish retention periods for records created or received in the normal course of business. A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc. Each corporate department is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws. Before any destruction of any documents or records, employees must consult the Company’s document retention procedures. Employees are required to review, follow and abide by the terms of those procedures. If the procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the Legal Department must approve any document destruction.

REPORTING OF CODE VIOLATIONS

Employees should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If an employee believes their own conduct or that of a fellow employee may have violated any such laws or this Code, they have an obligation to report the matter.

Generally, employees should raise such matters first with an immediate supervisor. However, if they are not comfortable bringing the matter up with an immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then they should raise the matter with the Vice President in charge of their division or, if a law, rule or regulation is in question, then consult with the Legal Department. The most important point is that possible violations should be reported and the Company supports all means of reporting these.

If an employee wishes to report a suspected violation of the Code anonymously, the Company has implemented a “Whistleblower” Compliance Plan which establishes a procedure to receive, retain, and treat anonymous and confidential complaints from employees and contractors of the Company about accounting, internal accounting controls, or auditing matters. Please consult this Plan or speak to the Company’s Disclosure Committee for more details.

In no event will the Company take or threaten any action against an employee as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

The Company will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

PENALTIES FOR VIOLATIONS

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit. The violation of laws, rules or regulations which can subject the Company to fines and other penalties may result in criminal prosecution.

The following are examples of conduct that may result in discipline:

Retaliation against any person within the Company for reporting a conduct concern;

Any action that violated this Code or applicable laws, rules or regulation;

Encouraging, requiring or requesting others to violate this Code, or applicable laws, rules or regulations;

Failure to cooperate in internal investigations of possible violations of this Code or applicable laws, rules or regulations;

Failure to demonstrate the leadership and diligence needed to foster compliance with this Code or applicable laws, rules or regulations.

The above are examples only and are not an exhaustive list of the types of conduct that violate or potentially violate this Code. The Company will evaluate suspected violations on a case by case basis. Reports of suspected violations will be promptly investigated internally and an appropriate sanction will be imposed for violations, including reporting the violation to authorities as determined at the Company’s sole discretion.